Exhibit 99.1

FOR MORE INFORMATION, CONTACT:
Terry Huch
Senior Director, Investor Relations & Corporate Communications
847/405-2515
thuch@cfindustries.com

Terra Nitrogen Company, L.P. Declares Quarterly Distribution

DEERFIELD, IL. — (BUSINESS WIRE) — February 10, 2012 — Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today announced the declaration of a cash distribution for the quarter ended December 31, 2011, of $4.53 per common limited partnership unit.  The distribution is payable February 29, 2012, to holders of record as of February 21, 2012.

TNCLP expects to report its fourth quarter and full year 2011 results on Wednesday, February 15, 2012, after the market closes.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About TNCLP

Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

TNCLP is the sole limited partner of Terra Nitrogen, Limited Partnership (TNLP), owner of the Verdigris, Oklahoma, manufacturing facility and related assets.  Terra Nitrogen GP Inc., an indirect, wholly-owned subsidiary of CF Industries Holdings, Inc., is the General Partner of TNCLP and exercises full control over all of TNCLP’s business affairs.

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Terra Nitrogen Company, L.P. news announcements are also available on CF Industries’ Web site, www.cfindustries.com.